Exhibit 16

February 2, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	Voice Diary, Inc.
File No. 000-50029

We have read the statements included in the Form 8-K, dated February 2, 2007, for Voice Diary, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as referenced to our firm.

Respectfully submitted,

/s/ Traci J. Anderson
Traci J. Anderson, CPA

Charlotte, North Carolina